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                                                                     EXHIBIT 3.1

                              STATE OF CALIFORNIA                [SEAL OF THE
                                                             SECRETARY OF STATE]
                               SECRETARY OF STATE

     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the attached transcript of 2 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

                                        IN WITNESS WHEREOF, I execute this
                                        certificate and affix the Great Seal of
                                        the State of California this day of


                                                    Jun 13 2002
                                        ______________________________________
                                                    Bill Jones

                                                 Secretary of State

  [THE SEAL OF THE
 STATE OF CALIFORNIA]

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                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                            OF AMERIGON INCORPORATED

Oscar B. Marx, III and Sandra L. Grouf certify that:

     1. They are the duly elected and acting Chief Executive Officer, and Chief Financial Officer and Secretary, respectively, of Amerigon Incorporated, a California corporation (the "Corporation").

     2. Paragraph (1) of Article III of the Corporation's Amended and Restated Articles of Incorporation is amended to read as follows:

     "The total number of shares which the Corporation is authorized to issue is 35,000,000, of which 30,000,000 shall be Common Stock without par value, and 5,000,000 shall be Preferred Stock, without par value."

     3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

     4. The Corporation has only shares of Common Stock and Series A Preferred Stock outstanding. The foregoing amendment has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of issued and outstanding shares of the Corporation is 10,771,230 shares of Common Stock and 9,000 shares of Series A Preferred Stock convertible into an aggregate of 5,373,134 shares of Common Stock.

     The number of shares voting in favor of the amendment equaled or exceeded the vote required, and the percentage vote required was more than 50% of the issued and outstanding Common Stock voting separately as a class and more than of 50% of the issued and outstanding shares of Common Stock and shares of Common Stock issuable upon conversion of the Company's Series A Preferred Stock voting together.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment are true and correct of our own knowledge.

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Executed at Irwindale, California, on June 3, 2002.


/s/ Oscar B. Marx, III
_____________________________________
Oscar B. Marx, III
CHIEF EXECUTIVE OFFICER



/s/ Sandra L. Grouf
_____________________________________
Sandra L. Grouf
CHIEF FINANCIAL OFFICER AND SECRETARY



                                                          [SEAL OF THE OFFICE OF
                                                            SECRETARY OF STATE]